UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2022

RUBICON TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33834	36-4419301
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

900 East Green Street Bensenville, Illinois	60106
(Address of principal executive offices)	(Zip Code)

(847) 295-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.001 per share	RBCN	The Nasdaq Stock Market LLC
Preferred Share Purchase Right

Item 1.01 Entry into a Material Definitive Agreement

On February 7, 2022, Rubicon Technology, Inc. (“Rubicon” or “Seller”) entered into a real estate sale contract (the “Agreement) with Capitol Trucking Inc., a Texas corporation (“Purchaser”). Pursuant to the Agreement, Rubicon agrees to sell, and Purchaser agrees to purchase from Seller, Rubicon’s interest in that parcel of real property commonly known as Fox Valley Business Park, Lot 101, Batavia, Illinois 60510, (the “Property”) consisting of permanent index number 12-27-428-016.

Rubicon has agreed to sell the Property for Seven Hundred Twenty-Two dollars ($722,000) and expects its net proceeds, if the sale is consummated, after the payment of fees, real estate taxes, brokerage and legal fees, transfer and withholding taxes and other expenses to be approximately Six Hundred Thousand dollars ($600,000).

The closing of the sale of the Property is subject to certain conditions precedent. There is currently no anticipated closing date.

Deposit

The Purchaser has made a Twenty Five Thousand dollars ($25,000) initial earnest money deposit with the escrow agent (“Initial Earnest Money Deposit”).

If Purchaser determines, in its sole discretion, within 60 days from execution of the Agreement (the “Initial Due Diligence Period”) that the Property is unacceptable to Purchaser, Purchaser shall have the right to terminate the Agreement by giving to Seller written notice of termination before the expiration of the initial Due Diligence Period and the Earnest Money Deposit shall be immediately refunded to Purchaser. Following the Initial Due Diligence Period, the Earnest Money Deposit is not refundable.

Extension of Due Diligence Period.

Purchaser shall have the right to extend the Due Diligence Period for up to five (5) consecutive thirty (30) day periods (each an “Extension”) under the following conditions: (i) Purchaser provides Seller written notice of its election to extend prior to the expiration of the Due Diligence Period, or any Extension thereof; (ii) as of the day after the initial Due Diligence Period, the Earnest Money Deposit becomes non-refundable but applicable to the Purchase Price; and (iii) Purchaser deposits an additional $12,500 with the Escrow Agent for each Extension (each an “Extension Fee”), prior to the expiration of the Due Diligence Period, or any Extension thereof, to be governed by the Escrow Agreement. Each Extension Fee shall be non-refundable but applicable to the Purchase Price. If Purchaser does not obtain the necessary approvals on or prior to the expiration of the Due Diligence Period, as extended, Purchaser shall have the right, at its sole option, to terminate the Agreement by written notice to Seller prior to the expiration of the Due Diligence Period, as extended, and the Agreement shall thereupon terminate, the Earnest Money and all Extension Fees shall be payable to Seller and neither Seller nor Purchaser shall have any further obligation or liability under the Agreement (except for obligations that are expressly intended to survive the termination of the Agreement). If the Agreement is not so terminated pursuant to the foregoing, this condition shall be deemed waived by Purchaser.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. All defined terms used herein shall have the meaning set forth in the Agreement.

The closing of the sale of the Property is subject to certain other conditions precedent that have a degree of uncertainty.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Real Estate Sale Contract, dated February 7, 2022, between Rubicon Technology, Inc. and Capitol Trucking Inc., a Texas corporation for the purchase that parcel of real property commonly known as Fox Valley Business Park, Lot 101, Batavia, Illinois 60510.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUBICON TECHNOLOGY, INC.

Dated: February 9, 2022	By:	/s/ Timothy E. Brog
	Name:	Timothy E. Brog
	Title:	Chief Executive Officer

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